Exhibit 10.ii
AMENDMENT NO. 1
TO THIRD AMENDED AND RESTATED
RECEIVABLES PURCHASE AGREEMENT

Amendment No. 1 to Third Amended and Restated Receivables Purchase Agreement (this “Amendment”) is entered into as of May 5, 2009, by and among Energizer Receivables Funding Corporation, a Delaware corporation (“Seller”), Energizer Battery, Inc., a Delaware corporation (“EBI”), as servicer (in such capacity, the “Servicer”) Energizer Personal Care, LLC, a Delaware limited liability company (“EPC”), as sub-servicer (in such capacity, the “Sub-Servicer” and, together with Seller and Servicer, the “Seller Parties” and each a “Seller Party”), Three Pillars Funding LLC (“Three Pillars”), Gotham Funding Corporation (“Gotham”), Victory Receivables Corporation (“Victory” and, together with Three Pillars and Gotham, the “Conduits” and each, a “Conduit”), The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch (“BTMU”), as an agent (in such capacity, an “Agent”) and as administrative agent for the Purchasers (as defined in the Purchase Agreement (as defined below)) (in such capacity, the “Administrative Agent”), and SunTrust Robinson Humphrey, Inc. (“STRH”), as an agent (in such capacity, an “Agent”).

RECITALS

The Seller Parties, Gotham, Victory and BTMU entered into that certain Third Amended and Restated Receivables Purchase Agreement, dated as of May 4, 2009, as amended, restated or otherwise modified from time to time and in effect immediately prior to the date hereof (the “Purchase Agreement”).

Each of the parties hereto now desires to amend the Purchase Agreement upon the terms and subject to the conditions set forth herein.  Capitalized terms used herein and not otherwise defined herein shall have the respective meanings set forth for such terms in the Purchase Agreement.

Three Pillars desires to become a Conduit and a Committed Purchaser under the Purchase Agreement and STRH desires to become an Agent under the Purchase Agreement, effective upon the execution of this Amendment.

In consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1)  Amendment to Purchase Agreement.

(a)           Section 1.2 of the Purchase Agreement is hereby amended by inserting the following new sentence at the end of such section:

For the avoidance of doubt, the Incremental Purchase initially funded by Three Pillars hereunder shall be based upon a calculation of the relevant Purchase Pro Rata Share giving effect to the aggregate Capital of BTMU, Gotham and Victory outstanding hereunder immediately prior to the effectiveness of such Incremental Purchase in order to calculate the Purchase Pro Rata Share of Three Pillars for purposes of such Incremental Purchase.

(b)           Section 1.4 of the Purchase Agreement is hereby amended by inserting the phrase “or c/o SunTrust Robinson Humphrey, Inc., 23rd Floor, MC 3950, 303 Peachtree Street NE, Atlanta, Georgia 30308 or an account or address designated from time to time by STRH (in the case of a Purchaser in the Conduit Group with STRH as an Agent), as applicable” following the parenthetical “(in the case of a Purchaser in the Conduit Group with BTMU as an Agent)” in such section.

(c)           Section 2.4 of the Purchase Agreement is hereby amended and restated in its entirety to read as follows:

Section 2.4                                Application of Collections

.  If there shall be insufficient funds on deposit for Servicer to distribute funds in payment in full of the aforementioned amounts pursuant to Section 2.2 or 2.3 (as applicable), Servicer shall distribute such funds:

first, to the payment of Servicer’s reasonable out-of-pocket costs and expenses in connection with servicing, administering and collecting the Receivables , including the Servicing Fee, if Seller or one of its Affiliates is not then acting as Servicer, second, to the reimbursement of the Administrative Agent’s or each of the Agents’ (as the case may be) costs of collection and enforcement of this Agreement,

third, to the ratable payment of all unpaid CP Costs and Yield,

fourth, to the ratable payment of all other unpaid Obligations , provided that to the extent such Obligations relate to the payment of Servicer costs and expenses, including the Servicing Fee, when Seller or one of its Affiliates is acting as Servicer, such costs and expenses will not be paid until after the payment in full of all other Obligations, fifth, (to the extent applicable) to the ratable reduction of the Aggregate Capital (without regard to any Termination Percentage) and sixth, after the Aggregate Unpaids have been indefeasibly reduced to zero, to Seller.

Collections applied to the payment of Aggregate Unpaids shall be distributed in accordance with the aforementioned provisions, and, giving effect to each of the priorities set forth in Section 2.4 above, shall be shared ratably (within each priority) among the Administrative Agent, the Agents and the Purchasers in accordance with the amount of such Aggregate Unpaids owing to each of them in respect of each such priority.

(d)           Section 12.1 of the Purchase Agreement is hereby amended by inserting the phrase “ “Three Pillars” ” following the phrase “as if the terms “Gotham,” “Victory,” ” where such phrase appears in such section.

(e)           Article XIV of the Purchase Agreement is hereby amended by inserting the following new Section 14.18 at the end of such Article:

Section 14.18 Limitation on Payments. Notwithstanding any provisions contained in this Agreement to the contrary, no Committed Purchaser shall, nor shall it be obligated to, pay any amount pursuant to this Agreement unless (a) such Committed Purchaser has received funds which may be used to make such payment and which funds are not required to repay its Commercial Paper notes and advances under its Funding Agreements when due and (b) after giving effect to such payment, either (i) there is sufficient liquidity availability (determined in accordance with the Commercial Paper program documents and agreements of such Committed Purchaser), under all of the liquidity facilities for such Committed Purchaser’s commercial paper program, to pay the “Face Amount” (as defined below) of all its outstanding Commercial Paper notes and advances under its Funding Agreements when due or (ii) all of its Commercial Paper notes and advances under its Funding Agreements are paid in full. Any amount which any Committed Purchaser does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or an obligation of any Committed Purchaser for any such insufficiency unless and until such payment may be made in accordance with clauses (a) and (b) above. The agreements in this Section 14.18 shall survive termination of this Agreement and payment of all obligations hereunder. As used in this Section 14.18, the term “Face Amount” means, with respect to outstanding Commercial Paper notes or advances under Funding Agreements, (x) the face amount of any such Commercial Paper notes issued on a discount basis, and (y) the principal amount of, plus the amount of all interest accrued and to accrue thereon to the stated maturity date of, any such Commercial Paper notes issued on an interest-bearing basis or any such advances under a Funding Agreement.

(f)           Exhibit I to the Purchase Agreement is hereby amended as follows:

(i)           by amending the definition of “CP Costs” by (i) inserting the text “(A)” after the word “means,” at the beginning of such definition and (ii) inserting the following clause at the end of such definition:

, and (B) for any Purchaser Interest purchased by Three Pillars, for any day, the Capital of such Purchaser Interest multiplied by the per annum rate equivalent to the weighted average of the per annum rates paid or payable by Three Pillars from time to time as interest on or otherwise (taking into consideration any incremental carrying costs associated with short-term promissory notes issued by Three Pillars maturing on dates other than those certain dates on which Three Pillars is to receive funds) in respect of the promissory notes issued by Three Pillars that are allocated, in whole or in part, by STRH (on behalf of Three Pillars) to fund or maintain Three Pillars’ Capital of such Purchaser Interest, as determined by STRH (on behalf of Three Pillars) and reported to Seller, which rates shall reflect and give effect to (1) the commissions of placement agents and dealers in respect of such promissory notes, to the extent such commissions are allocated, in whole or in part, to such promissory notes by STRH (on behalf of Three Pillars) and (2) other borrowings by Three Pillars, including, without limitation, borrowings to fund small or odd dollar amounts that are not easily accommodated in the commercial paper market; provided, however, that if any component of such rate is a discount rate, in calculating the CP Costs, STRH shall for such component use the rate resulting from converting such discount rate to an interest bearing equivalent rate per annum, and for each Settlement Period, Three Pillars shall calculate its aggregate CP Costs for such Settlement Period and report such CP Costs to the Seller pursuant to Section 3.3 of this Agreement.

(ii)           by amending the definition of “Federal Funds Effective Rate” by (i) inserting the clause “(i) with respect to BTMU and its Conduit Group,” after the word “means,” at the beginning of such definition and (ii) inserting the following clause at the end of such definition:

and (ii) with respect to Three Pillars, for any day the greater of (x) the average rate per annum as determined by SunTrust Bank at which overnight Federal funds are offered to SunTrust Bank for such day by major banks in the interbank market, and (y) if SunTrust Bank is borrowing overnight funds from a Federal Reserve Bank that day, the average rate per annum at which such overnight borrowings are made on that day. Each determination of the Federal Funds Rate by SunTrust Bank shall be conclusive and binding on the Seller except in the case of manifest error.

(iii)           by amending the definition of “Interim Report” by inserting the phrase “, which form may be amended or supplemented by either Agent from time to time.” at the end of such definition.

(iv)           by amending the definition of “Relevant Conduit” by (i) inserting the text “(i)” after the word “means” at the beginning of such definition and (ii) inserting the clause “and (ii) Three Pillars.” at the end of such definition.

(v)           by amending and restating the definitions of “Fee Letter,” “Group Purchase Limit,” “Prime Rate” and “Purchase Limit” in their entirety to read as follows:

“Fee Letter” means one or more letter agreements from time to time among or between any of Seller, the Administrative Agent, STRH, Victory, Gotham and Three Pillars, as any of them may be amended, modified or amended and restated and in effect from time to time.

“Group Purchase Limit” means (i) in the case of the Conduit Group related to Gotham and Victory, $100,000,000 and (ii) in the case of the Conduit Group related to Three Pillars, $100,000,000.

“Prime Rate” means a rate per annum equal to the prime rate of interest determined from time to time by BTMU, SunTrust Bank or any other Committed Purchaser from time to time, each as applicable with respect to it (which is not necessarily the lowest rate charged to any customer), changing when and as each said prime rate changes.

“Purchase Limit” means $200,000,000.

(vi)           by adding thereto the following new defined terms in proper alphabetical order:

“STRH” means SunTrust Robinson Humphrey, Inc., a Tennessee corporation, and its successors and assigns.

“SunTrust Bank” means SunTrust Bank, a Georgia banking corporation.

“Three Pillars” means Three Pillars Funding LLC and its successors and assigns.

(g)           Exhibit II to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Annex A hereto.

(h)           Exhibit XII to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Annex B hereto.

(i)           Exhibit XIII to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Annex C hereto.

(j)           Schedule A to the Purchase Agreement is hereby amended and restated in its entirety to read as set forth on Annex D hereto.

(k)           The portion of the Table of Contents relating to Article XI of the Purchase Agreement is hereby amended by inserting the word “Administrative” immediately prior to each occurrence of the word “Agent” therein.

Section 2)  Waiver.  Each of the parties hereto by their signature hereto hereby waives Seller’s compliance with the Required Notice Period solely with respect to the Capital Reduction (as defined below).

Section 3)  Conditions to Effectiveness of Amendment.  This Amendment shall become effective upon the satisfaction of the conditions precedent that:

(a)           Amendment.  Each Agent shall have received, on or before the date hereof, executed counterparts of this Amendment, duly executed by each of the parties hereto.

(b)           Fee Letter.  Each Agent shall have received, on or before the date hereof, executed counterparts of the Fee Letter, duly executed by each of the parties thereto.

(c)           Performance Undertaking.  Each Agent shall have received, on or before the date hereof, a Performance Undertaking duly executed by Provider and in form and substance reasonably acceptable to the Agents.

(d)           Reliance Letters.  STRH as Agent shall have received, on or before the date hereof, reliance letters, in form and substance satisfactory to STRH as Agent, addressed to STRH, Three Pillars and SunTrust Bank in respect of all opinions dated as of May 4, 2009 previously delivered on behalf of Provider and Seller Parties in connection with the Purchase Agreement and related Transaction Documents.

(e)           Representations and Warranties.  As of the date hereof, both before and after giving effect to this Amendment, all of the representations and warranties contained in the Purchase Agreement and in each other Transaction Document shall be true and correct as though made on and as of the date hereof (and by its execution hereof, each of Seller and EBI shall be deemed to have represented and warranted such).

(f)           No Amortization Event or Potential Amortization Event.  As of the date hereof, after giving effect to this Amendment, no Amortization Event or Potential Amortization Event shall have occurred and be continuing (and by its execution hereof, each of Seller and EBI shall be deemed to have represented and warranted such).

(g)           Payment of Fees.  On or before the date hereof, Seller shall have paid all fees required to be paid by it under any Transaction Document.

(h)           Capital Payment.  On the date hereof, BTMU, as Agent for the BTMU Conduit Group, shall have received, pursuant to the terms and conditions of the Purchase Agreement, an Aggregate Reduction of Aggregate Capital in an amount equal to $20,847,500 (the “Capital Reduction”).

Section 4)  Miscellaneous.

(a))  Effect; Ratification.  The amendments set forth herein are effective solely for the purposes set forth herein and shall be limited precisely as written, and shall not be deemed to (i) be a consent to, or an acknowledgement of, any amendment, waiver or modification of any other term or condition of the Purchase Agreement or any other Transaction Document or of any other instrument or agreement referred to therein or (ii) prejudice any right or remedy which the Administrative Agent, any Agent or any Purchaser may now have or may have in the future under or in connection with the Purchase Agreement, as amended hereby, or any other instrument or agreement referred to therein.  Each reference in the Purchase Agreement to “this Agreement,” “herein,” “hereof” and words of like import and each reference in the other Transaction Documents to the “Third Amended and Restated Receivables Purchase Agreement,” the “Receivables Purchase Agreement” or the “Purchase Agreement” shall mean the Purchase Agreement, as amended hereby.  This Amendment shall be construed in connection with and as part of the Purchase Agreement and all terms, conditions, representations, warranties, covenants and agreements set forth in the Purchase Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

(b))  Transaction Documents.  This Amendment is a Transaction Document executed pursuant to the Purchase Agreement and shall be construed, administered and applied in accordance with the terms and provisions thereof.

(c))  Costs, Fees and Expenses.  Seller agrees to reimburse the Administrative Agent, each Agent and each Committed Purchaser upon demand for all of the Administrative Agent’s, such Agent’s and such Committed Purchaser’s reasonable costs, fees and expenses incurred in connection with the preparation, execution and delivery of this Amendment (including the reasonable fees and expenses of counsel to the Administrative Agent, such Agent or such Committed Purchaser).

(d))  Counterparts.  This Amendment may be executed in any number of counterparts, each such counterpart constituting an original and all of which when taken together shall constitute one and the same instrument.

(e))  Severability.  Any provision contained in this Amendment which is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions of this Amendment in that jurisdiction or the operation, enforceability or validity of such provision in any other jurisdiction.

(f))  GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF NEW YORK.

(g)  CONSENT TO JURISDICTION.  EACH SELLER PARTY HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AMENDMENT OR ANY DOCUMENT EXECUTED BY SUCH PERSON PURSUANT TO THIS AMENDMENT, AND EACH SELLER PARTY HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY AGENT OR ANY COMMITTED PURCHASER TO BRING PROCEEDINGS AGAINST ANY SELLER PARTY IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY ANY SELLER PARTY AGAINST THE ADMINISTRATIVE AGENT, ANY AGENT OR ANY COMMITTED PURCHASER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY AGENT OR ANY COMMITTED PURCHASER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AMENDMENT OR ANY DOCUMENT EXECUTED BY SUCH SELLER PARTY PURSUANT TO THIS AMENDMENT SHALL BE BROUGHT ONLY IN A COURT IN THE BOROUGH OF MANHATTAN, NEW YORK, NEW YORK.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered by their respective duly authorized officers as of the date hereof.

ENERGIZER RECEIVABLES FUNDING CORPORATION

By:
Name:                    William C. Fox
Title:                    Vice President and Treasurer

ENERGIZER BATTERY, INC.

By:
Name:                    William C. Fox
Title:                    Vice President and Treasurer

ENERGIZER PERSONAL CARE, LLC

By:
Name:                    William C. Fox
Title:                    Vice President and Treasuer

THREE PILLARS FUNDING LLC

By:

Name:

Title:

Address:	AMACAR Group, L.L.C.

6525 Morrison Boulevard

Suite 318

Charlotte, NC 28211

Attention:	Doris Hearn

Telephone:	(704) 365-1362
Fax:	(704) 365-0569

GOTHAM FUNDING CORPORATION

By:
Name:
Title:

VICTORY RECEIVABLES CORPORATION

By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as Administrative Agent and as an Agent

By:
Name:
Title:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH, as a Committed Purchaser

By:
Name:
Title:

SUNTRUST ROBINSON HUMPHREY, INC., as an Agent

By:

Name:

Title:

Address:	SunTrust Robinson Humphrey, Inc.

23rd Floor, MC3950

303 Peachtree Street NE

Atlanta, GA 30308

Attention:	Kecia Howson

Fax:	(404) 813-0000